NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:
Jayne Schmitt, Investor Relations
jayne.schmitt@udlp.com
(703) 312-6122

Doug Coffey, Media
doug.coffey@udlp.com
(703) 312-6121

United Defense Net Income Up 13 Percent

Net Income Increases to 77 Cents Per Share Diluted
Revenue Up 4 Percent to $576 Million

ARLINGTON, VA, July 22, 2004 - United Defense Industries, Inc. (NYSE:UDI) today reported net income of $40.8 million, or $0.77 per share on a fully diluted basis for the second quarter ended June 30, 2004. Net income rose 13 percent from $36.1 million, or $0.68 per share on a fully diluted basis, in the year-earlier quarter.

Second-quarter revenue of $576.3 million was up 4 percent from $553.5 million a year ago. Ship Repair and Maintenance sales were up 28 percent from the year earlier quarter reflecting continued Navy focus on ship maintenance for future operations. United States Marine Repair’s sales of $151.5 million more than offset a slight decline in Defense Systems segment sales which were primarily impacted by the timing of Bradley and AAV deliveries.

The company had a particularly strong quarter for new orders with inbounds of $731 million in the quarter resulting in a fully funded backlog of $2.2 billion. The major areas of growth included:

•	$329 million for Bradley upgrades, spares and systems technical support;

•	$190 million for Navy gun, launcher and development work; and

•	$148 million in ship repair and maintenance funding.

“We’re pleased to see such a high level of contract awards at this point in the year,” said President and Chief Executive Officer Tom Rabaut. “It is recognition by our customers of our focus on aggressively meeting schedule and budget.”

United Defense reported free cash flow, defined as cash from operations less capital expenditures, of $59.2 million in the quarter. During the quarter the company acted upon its stock repurchase program and used $29.2 million to purchase 868,800 shares of common stock. This action did not erode the company’s sizeable cash position.

For the six months ended June 30, 2004, United Defense reported net income of $82.7 million, or $1.55 per share on a fully diluted basis, up from $74.5 million, or $1.41 per share on a fully diluted basis in the first half of 2003. Six month revenue rose 10% to $1.1 billion from $1.0 billion in 2003.

About United Defense Industries, Inc.

United Defense designs, develops and produces combat vehicles, artillery, naval guns, missile launchers and precision munitions used by the U.S. Department of Defense and allies worldwide, and provides non-nuclear ship repair, modernization and conversion to the U.S. Navy and other U.S. Government agencies.

Forward Looking Statements

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward looking statements involve risks and uncertainties. All forward looking statements included in this release are based upon information available to United Defense Industries, Inc., as of the date of the release, and we assume no obligation to update any such forward looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and our other reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with our business.

Conference Call

Listeners may access United Defense’s quarterly conference call live at 10:00 a.m. EST today over the Internet, through a link in the Investors section of United Defense’s Web site at http://www.udlp.com/ir/webcast.htm. The dial-in-number to access this operator-assisted call is toll free 800/314-7867 or toll (International): 719/867-0640. Please allow fifteen minutes prior to the call to visit the site to download and install any necessary audio software. If you are unable to listen to the live call, please access www.uniteddefense.com at any time beginning after 2:00 pm today through July 29, 2004 to listen to a replay of the Webcast.

United Defense Industries, Inc.

Consolidated Statement of Earnings (Unaudited)

In Millions, Except Per Share Amounts

	3 mos. ended		6 mos. ended
	6/30/2004	6/30/2003	6/30/2004	6/30/2003
Revenues	$576.3	$553.5	$1,123.4	$1,020.0
Costs and expenses:
Cost of sales	(455.2)	(447.2)	(890.3)	(809.8)
Selling, general and administrative expenses	(38.4)	(41.9)	(77.1)	(78.9)
Research and development	(9.2)	(4.1)	(15.8)	(6.0)

Total expenses	(502.8)	(493.2)	(983.2)	(894.7)

Income from operations	73.5	60.3	140.2	125.3
Earnings (loss) related to investments in affiliates	0.5	6.1	6.4	11.6
Net interest expense	(5.5)	(6.2)	(11.0)	(12.8)

Income before income taxes	68.5	60.2	135.6	124.1
Provision for income taxes	(27.7)	(24.1)	(52.9)	(49.6)

Net income	$40.8	$36.1	$82.7	$74.5

Earnings per common share:
Basic	$0.78	$0.70	$1.58	$1.44

Diluted	$0.77	$0.68	$1.55	$1.41

Weighted average common shares outstanding (in millions):
Basic	52.4	51.9	52.4	51.8

Diluted	53.3	52.8	53.3	52.7

Revenue by Program
Dollars in Millions

	3 mos. ended		6 mos. ended
	6/30/2004	6/30/2003	6/30/2004	6/30/2003
Defense Systems:
Bradley Family of Vehicles	$98.2	$121.0	$210.6	$210.8
Naval Ordnance	85.4	78.2	158.9	127.0
Vertical Launch Systems	32.3	27.3	61.1	49.3
Combat, Engineering and Recovery Vehicles	20.8	26.9	45.7	66.3
Future Combat System	48.9	37.2	116.3	80.4
Artillery Systems	35.9	44.3	63.1	55.6
Assault Amphibious Vehicles	10.0	32.9	17.0	62.4
Other	93.3	67.6	162.0	124.2

Total Defense Systems	$24.8	$435.4	$834.7	$776.0
Ship Repair and Maintenance	151.5	118.1	288.7	244.0

Total Revenue	$576.3	$553.5	$1,123.4	$1,020.0

Cash Flow
Dollars in Millions

	3 mos. ended		6 mos. ended
	6/30/2004	6/30/2003	6/30/2004	6/30/2003
Net Cash from Operating Activities	$73.7	$48.3	$106.6	$98.8
Net Cash used in Investing Activities:
Net Capital Spending	(14.5)	(20.4)	(19.6)	(23.8)

Free Cash Flow	$59.2	$27.9	$87.0	$75.0
Purchase of Kaiser Compositek, Cercom and
Hawaii Shipyards	—	—	(45.8)	—

Cash Flow	$59.2	$27.9	$41.2	$75.0